Exhibit 5.1

July 13, 2018

Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Taylor Morrison Home Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 14,020,070 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share. Up to 9,620,070 of the Shares (the “Merger Shares”) are being issued or are issuable pursuant to the Agreement and Plan of Merger, dated as of June 7, 2018 (the “Merger Agreement”), by and among the Company, Taylor Morrison Communities, Inc., a Delaware corporation and an indirect subsidiary of the Company,

Thor Merger Sub, Inc., a Delaware corporation and an indirect subsidiary of the Company (“Merger Sub”), and AV Homes, Inc., a Delaware corporation (“AV Homes”), providing for the merger of Merger Sub with and into AV Homes, with AV Homes as the surviving entity. Up to 4,400,000 of the Shares (the “Notes Shares”) are being issued pursuant to the Indenture, dated as of February 4, 2011, as supplemented by the First Supplemental Indenture, dated as of February 4, 2011, the Second Supplemental Indenture, dated as of July 25, 2012, and the Third Supplemental Indenture, dated as of June 23, 2015 (as so supplemented, the “Indenture”), between AV Homes and Wilmington Trust, National Trust, as trustee, relating to the 6.00% Senior Convertible Notes due 2020 (the “Notes”) of AV Homes.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Merger Agreement;

3.	the Indenture; and

4.	the Notes.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, enforceable against each such party in accordance with its terms.

In furnishing this opinion, we have further assumed that, before the issuance of the Shares, (i) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived, (ii) the Board of Directors of the Company will have duly authorized the issuance of the Notes Shares and (iii) the Indenture will have been supplemented in accordance with its terms to provide for a change in the reference property underlying the Notes (the Indenture as so supplemented, the “Amended Indenture”).

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.     The Merger Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.     The Notes Shares have been have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Amended Indenture and the Notes, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

                                                           /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

                                                           PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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